Exhibit 16.1



[PWC LETTERHEAD]

July 23, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Smith Barney Warrington Fund L.P. (Commission File No. 000-52603)

We have read the statements made by Smith Barney Warrington Fund L.P. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Smith Barney Warrington Fund L.P. dated July 23, 2009. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP